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                                                                    EXHIBIT 23.2
                        CONSENT OF DELOITTE & TOUCHE LLP

          We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-46407 of Loral Space & Communications Ltd. (a Bermuda company) on Form S-3 of our reports with respect to the consolidated financial statements of Loral Space & Communications Ltd., Space Systems/Loral, Inc., and Globalstar, L.P., and the financial statement schedule of Loral Space & Communications Ltd., appearing in or incorporated by reference in the Annual Report on Form 10-K of Loral Space & Communications Ltd. for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
New York, New York
August 28, 1998